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                                                                   Exhibit 10.30

                   EXECUTIVE LONG TERM DISABILITY INCOME PLAN

                                       OF

                            THE DURIRON COMPANY, INC.

              This Executive Long Term Disability Income Plan is estnablished to provide certain employees of Duriron with a long term disability income benefit.

                                    ARTICLE I

                            TITLE AND EFFECTIVE DATE

              1.01 Title: This Plan shall be known as the Executive Long Term Disability Income Plan.

              1.02 Effective Date: This Plan shall be effective as of November 1, 1994 or as soon thereafter the Insurer has approved and placed in force and effect the insurance to be provided under this Plan.

                                   ARTICLE II

                                   DEFINITIONS

              When used herein, the following terms shall have the meanings indicated unless a different meaning is clearly required by the context:


              2.01 "Committee": The Compensation Committee of the Board of Directors of the Company.

              2.02 "Company": The Duriron Company, Inc. or any successor company.

              2.03 "Employee": A person who is employed by the Company.

              2.04 "Insurer": New England Mutual Life Insurance Company or a successor insurance company providing the disability insurance and other benefits pursuant to this Plan.

              2.05 "Participant": An Employee who is or hereafter becomes eligible to participate in the Plan and does participate by enrolling in the Plan.

              2.06 "Plan": This Executive Long Term Disability Income Plan and as may be amended from time to time.

              2.07 "Policy": The long term disability policy or policies on the life of each Participant issued by the Insurer pursuant to this Plan.



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              2.08 "Covered Pay": The amount of compensation deemed by the insurer to be eligible for coverage under this Plan which shall be adjusted on the first day of each year to reflect the average annual salary and annual bonus of the Participant for the past three years.

              2.09 "Currency": United States Dollars.

                                    ARTICLE III

                          ELIGIBILITY AND PARTICIPATION

              3.01 Eligibility: The Committee shall have the sole discretion to determine the Employees eligible to become Participants under the Plan.

              3.02 Participation: An eligible Employee shall be notified by the Committee of such eligibility and shall become a Participant upon (i) the execution and delivery of an insurance application and (ii) approval and acceptance of such application by the Insurer. By executing such application, the Employee agrees to comply with the terms and conditions of the Plan as contained herein and in the insurance application. An Employee shall continue to be a Participant until the earlier of (i) termination of the Plan by the Committee, (ii) termination of the Participant's employment with the Company, whether voluntary or involuntary, or (iii) retirement of the Participant from the Company.

                                   ARTICLE IV

                               INSURANCE BENEFITS

              4.01 Amount of Coverage: The Participant shall apply for an individual long term disability Policy with features and monthly benefit amounts approved by the Committee.

              4.02 Effective Date of Coverage: The Policy shall become effective as soon as the Insurer has accepted and approved the Participant's application and shall be dated November 1, 1994 or this closest November 1 to the Employee's selection as a Participant.

              4.03 Increases or Decreases in Coverage: The amount of the monthly disability benefit for each Participant may be adjusted from time to time to reflect changes in the Participant's Covered Pay. These adjustments will be made consistent with the underwriting rules in effect with the Insurer at the time.

                                    ARTICLE V

                               DISABILITY POLICIES

              5.01 Ownership of Policy: The Participant shall be the owner of the Policy (except as noted in 5.02) covering the Participant and may exercise all rights of ownership of the Policy, subject the restrictions contained herein.

              5.02 Participant Not A U.S. Citizen: If, at the time an Employee is selected to be a Participant, the Employee is not a U.S. Citizen, then the Policy will be owned by The Duriron


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Company, Inc. and the Participant's insurance benefit will be endorsed to the
Participant or the Participant's beneficiary.

              5.03 Payment of Premiums: The Company shall pay the premiums due on the Policy of each Participant as long as the Participant remains a Participant under the Plan.

              5.04 Disability Waiver of Premium Refunds: In the event of covered disability, the Participant shall reimburse the Company any amount refunded to the Participant for any premium paid by the Company in excess of the Participant's contribution, if the Insurer determines that premium will be waived due to disability of the Participant.

                                   ARTICLE VI

                                   TERMINATION

              6.01 Termination: For purposes of the Article VI, a "Termination" is defined as (i) termination of the Plan by the Company, or (ii) the Participant's termination of employment with the Company, whether voluntary or involuntary, or (iii) the Participant's retirement.

              6.02 Premiums: In the event of Termination, the Company will cease paying the premiums, if any, on the Policy of the Participant unless the Committee expressly decides to continue premium payments for any reason satisfactory to the Committee in its discretion.

                                   ARTICLE VII

                                 ADMINISTRATION

              7.02 Administration: This Plan shall be administered by the Committee. The Committee shall have all powers necessary to enable it to carry out its duties in the administration of the Plan. Not in limitation, but in application of the foregoing, the Committee shall have the duty and power to determine all questions that may arise as to the status and rights of Participants in the Plan. The decision of the Committee is final and incontestable by the Participant, Participant's heirs or assigns. The Committee may delegate such of its functions under this Plan to the Senior Vice President and Chief Administrative Officer (or his successors in responsibility). Any action by the Chief Administrative Officer taken in administration of the Plan shall be deemed to be ratified by the Committee in the absence of an express statement of the Committee to the contrary.

                                  ARTICLE VIII

                            AMENDMENT AND TERMINATION

              8.01 Amendment and Termination: The Company reserves the right, at any time or from time to time, by action of the Committee, to modify or amend in whole or in part any or all provisions of the Plan. In addition, the Company reserves the right, by action of the Committee, to terminate the Plan at any time. In the event of such termination by the Company, the Participant shall have the right to receive the Policy and exercise his rights in accordance with
Article VI.


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                                   ARTICLE IX

                                  MISCELLANEOUS

              9.01 Governing Law: This Plan shall be governed by and construed in accordance with the laws of the State of Ohio.

              9.02 Entire Plan. This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, with any other alleged terms or provisions being of no force or effect.

              9.03 ERISA Exemption: The Plan is designed to be a supplemental life insurance plan to provide welfare benefits for a select group of highly compensated management employees. As such, the Plan is exempt from the participation, vesting, funding or fiduciary requirements of the Employment Retirement Income Security Act of 1974.

              9.04 Alienation of Benefits: No benefits which shall be payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, embracement, encumbrance, or a charge by a Participant, beneficiary or survivor of anyone claiming under any of them. If a Participant, beneficiary or survivor or anyone claiming under any of them shall attempt to or shall subject in any manner any benefit which shall be payable under this Plan to anticipation, alienation, sale, transfer, assignment, pledge, garnishment, embracement, encumbrance or charge, his or her interest in any such benefits shall terminate, and the Committee shall hold or apply it to or for the benefit of any such person, his/her spouse, children or other dependents, or any of them as the Committee may decide, in its discretion. In addition, all benefits under this Plan shall be computed without giving effect to any "qualified domestic relations order," such terms as defined under ERISA.

              9.05 Incompetency: Every person receiving or claiming benefits under the Plan shall be assumed to be mentally competent and of age until the Committee receives written notice, in a form and manner acceptable to it, that such person is incompetent, and that a guardian, conservator, statutory committee or other person legally vested with the care of his/her estate has been appointed.

              9.06 Employment Rights: The establishment of the Plan shall not be construed as conferring any legal rights upon any Participant or any other person for a continuation of employment, nor shall it interfere with the rights of the Company to discharge any person or to treat him or her without regard to the effect which such treatment might have upon him or her as a person covered by this Plan.

              9.07 Notices: Any Notice required or permitted to be given hereunder to a Participant will be properly given if delivered and mailed, postage prepaid, to the Participant or the Participant's beneficiary at the last Post Office address as shown on the Company's records. Any Notice to the Company shall be properly given or filed if delivered or mailed, postage prepaid, to the Company's Chief Administrative Officer at its principal place of business.

              9.08 Company Records Control: In administering the Plan, the records of the Company, in respect to the Plan, shall be conclusive in determining all Participants' benefits, rights, beneficiaries and survivors, regardless of any records of the Participant to the contrary

              9.09 Liability Exemption: No liability whatsoever shall attach to or be incurred by the shareholders, officers, directors or employees of the Company, or any representatives appointed hereunder by the Company, under or by reason of any of the terms or provisions of the Plan.



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              9.10 Illegality of Particular Provision: If any particular provision of this Plan shall be found to be illegal or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such illegal provision were omitted.

              9.11 Contingencies: In the event of a merger, consolidation of the Company or the transfer of substantially all the assets of the Company to another corporation, such successor corporation shall automatically inure to all the rights and obligations of the Company under the provisions of the Plan.

              This Plan, effective as of the first day of November, 1994, is adopted this 15th day of February, 1996.

                                            THE DURIRON COMPANY, INC.


                                        By:
                                           ----------------------------------
                                                 Vice President, Secretary
                                                 and General Counsel

(Corporate Seal)
keep 2l5


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